AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST
                                       OF
                            PIONEER TAX MANAGED FUND


         The undersigned, being at least a majority of the Trustees of Pioneer Tax Managed Fund, a Delaware business trust, acting pursuant to Article IX,
Section 8 of the Agreement and Declaration of Trust dated August 3, 1999 (the "Declaration"), do hereby amend the Declaration as follows, such amendment to become effective upon the filing of an amendment to the Trust's Certificate of Trust with the Secretary of State of the State of Delaware.

         Section 1 of Article 1 of the Declaration is hereby deleted and replaced with the following:

         Section 1. NAME: The name of the Trust created by this Declaration of Trust is "Pioneer Core Equity Fund."

         IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 26th day of April, 2002.

         /S/ MARY K. BUSH
         Mary K. Bush, as Trustee and not individually



         /S/ JOHN F. COGAN, JR.
         John F. Cogan, Jr., as Trustee and not individually



         /S/ RICHARD H. EGDAHL
         Richard H. Egdahl, as Trustee and not individually



         /S/ DANIEL T. GERACI
         Daniel T. Geraci, as Trustee and not individually



         /S/ MARGARET B.W. GRAHAM
         Margaret B.W. Graham, as Trustee and not individually



         /S/ MARGUERITE A. PIRET
         Marguerite A. Piret, as Trustee and not individually



         /S/ STEPHEN K. WEST
         Stephen K. West, as Trustee and not individually



         /S/ JOHN WINTHROP
         John Winthrop, as Trustee and not individually